Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Ref-Fuel Holdings Corp.:

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-86004, 333-115365 and 333-119609) and registration statements on Form S-3 (Nos. 333-117730 and 333-120755) of Danielson Holding Corporation of our report dated April 11, 2003, except for the reclassifications described in the second and sixth paragraphs of Note 4, which are as of June 24, 2004, with respect to the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of American Ref-Fuel Holdings Corp. and subsidiaries for the year ended December 31, 2002, which report appears in the Form 8-K of Danielson Holding Corporation dated April 7, 2005.

KPMG LLP

Short Hills, New Jersey
April 5, 2005